Exhibit 10.1
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
EXECUTION VERSION
AMD AND BROADCOM CONFIDENTIAL
INTELLECTUAL PROPERTY CROSS-LICENSE AGREEMENT
     This Intellectual Property Cross-License Agreement (this “Agreement”) effective as of the Effective Date, is by and between Advanced Micro Devices, Inc., a corporation organized under the laws of Delaware and having its corporate head office located at One AMD Place, Sunnyvale, California 94088 (“AMD”) and Broadcom Corporation, a corporation organized under the laws of California and having its principal place of business at 5300 California Ave., Irvine, California 92617 (“Broadcom”).
     WHEREAS, Broadcom, AMD and Broadcom International Limited, a Cayman Islands entity, have entered into that certain Asset Purchase Agreement dated August 25, 2008 (“APA”), pursuant to which Broadcom and Broadcom International Limited purchased and assumed, and AMD sold, transferred and assigned to Broadcom and Broadcom International Limited, certain assets and liabilities of the Business;
     WHEREAS, AMD desires to license to Broadcom certain intellectual property rights and technology retained by AMD and currently used by the Business to enable Broadcom to conduct the Business and exploit the Purchased Assets after the Effective Date on the terms set forth herein;
     WHEREAS, Broadcom desires to license such intellectual property rights and technology from AMD to conduct the Business and exploit the Purchased Assets on the terms set forth herein;
     WHEREAS, Broadcom desires to license back to AMD the intellectual property rights and technology acquired by Broadcom under the APA to enable AMD to continue, subject to AMD’s non-competition obligations under the APA, to conduct certain businesses retained by AMD after the Effective Date on the terms set forth herein; and
     WHEREAS, AMD desires to license such intellectual property rights and technology from Broadcom to conduct certain businesses on the terms set forth herein;
     NOW, THEREFORE, in consideration of the mutual promises of the parties, and of good and valuable consideration, it is agreed by and between the parties as follows:
1. DEFINITIONS
For the purpose of this Agreement the following capitalized terms are defined in this Section 1 and shall have the meaning specified herein. Other terms that are capitalized but not specifically defined in this Section 1 or in the body of the Agreement shall have the meaning set forth in the APA.
     1.1 “AMD Exclusive Field” means the design, development, distribution, marketing, manufacture, use, import, license and/or sale of any IP core, processor, integrated circuit or chipset, and Software operating thereon or in connection therewith, to the extent that any such IP core, processor, integrated circuit, chipset or Software (i) operates as [**]for use in [**]); or (ii) (A) is able to execute the object code of any AMD Processor, (B) substantially utilizes the instruction set of any AMD Processor, or (C) has a programmer’s model that is substantially compatible with the programmer’s model of any AMD Processor. Notwithstanding the foregoing, the “AMD Exclusive Field” does not include the design, development, distribution, marketing, manufacture, use, import, license and/or sale of any of the following: (1) Current Business Products, Past Products or Roadmap Products, (2) the other products described in the first sentence of the “Broadcom Exclusive Field” definition, (3) products [**], or (4) products [**].
     1.2 “AMD Technology” has the meaning ascribed to it in the IP Core License Agreement.
     1.3 “Broadcom Exclusive Field” means the design, development, distribution, marketing, manufacture, use, import, license and/or sale of any of the following, and the Software operating thereon or in connection therewith: (a) Current Business Products; (b) Past Products; (c) Roadmap Products; (d) products that are included in digital television devices; (e) products that are included in [**] devices; (f) products that are included in [**] devices such as [**] devices; or (g) products [**] devices, [**] devices, and other [**] (other than [**]). Notwithstanding the foregoing, the “Broadcom Exclusive Field” does not include the design, development, distribution, marketing, manufacture, use, import, license and/or sale of any of the following: (A) all products made, sold, or marketed by AMD or its Subsidiaries as of the Effective Date, other than the Current Business Products, Past Products or Roadmap Products, (B) future products designed by AMD or its Subsidiaries (other than Current Business Products, Past Products and Roadmap Products) primarily for use in [**] (and not designed primarily for the products listed in (a) through (g) above), or for use as [**], (C) products for use in [**], or (D) products for use as [**].
     1.4 “Confidential Information” means any and all technical and non-technical information a party provides to another party hereunder that is marked or otherwise identified at the time of disclosure as confidential or proprietary or is material that should be readily recognized as confidential by the recipient, which information may include trade secrets, know-how, firmware, designs, schematics, techniques, software code, technical documentation, specifications, Books and Records, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan or financial, business or personnel matter relating to a party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in written, oral, graphic or electronic form. Notwithstanding the foregoing, after the Effective Date, all Transferred Technology shall be the Confidential Information of Broadcom, Broadcom shall be deemed to be the disclosing party of such Confidential Information and AMD shall be deemed to be the recipient of such Confidential Information. All Retained Technology shall be the Confidential Information of AMD.
     1.5 “Derivative” means a modified version of a Functional Block or of an integrated circuit comprised of a Current Business Product, Past Product or Roadmap Product.
     1.6 “Effective Date” shall be the same date as the Closing Date.
     1.7 “Excluded Technology” means the Technology listed on Exhibit C.

     1.8 “First Effective Filing Date” means the earliest effective filing date in the particular country for any Patent or any application for any Patent. By way of example, it is understood that the First Effective Filing Date for a United States Patent is the earlier of (a) the actual filing date of the United States Patent application which issued into such Patent, (b) the priority date under 35 U.S.C. § 119 for such Patent, or (c) the priority date under 35 U.S.C. § 120 for such Patent.
     1.9 “Functional Block” means an IP core or similar functional block or other component or element within, or Software in or for, a Current Business Product or Past Product or developed as of the Effective Date for incorporation in a Roadmap Product.
     1.10 “Game Consoles” means consumer electronic devices that attach to a television and are primarily marketed for the playing of electronic games, such as, or similar to, Microsoft’s Xbox 360, Sony’s PlayStation 3 or Nintendo’s Wii, and including portable devices that are primarily marketed for the playing of electronic games, such as Nintendo DS. “Game Console” excludes [**].
     1.11 “Improvements” means any improvements, enhancements, discoveries, developments, inventions, modifications or derivative works, whether or not patentable.
     1.12 “IP Core License Agreement” means the certain IP Core License Agreement between the parties of even date herewith.
     1.13 “Licensable” means that, as of the Effective Date, AMD or any of its Affiliates has the right to grant to Broadcom a license or other rights within the scope of the rights granted to Broadcom under this Agreement, subject to the scope of permissible sublicense rights granted to AMD, without such grant (a) resulting in any breach or other violation of any obligation of AMD or any of its Affiliates to any Third Party, or (b) resulting in any payment obligations of AMD to any Third Party.
     1.14 “Mobile Devices” means battery-operated, handheld electronic personal communication devices, such as, or similar to, cellular telephones, smart phones, PDAs, or pagers, including such devices that are primarily marketed for purposes other than playing electronic games, even if such devices incorporate game-playing functionality, such as, or similar to, Apple’s iPhone or Research In Motion’s Blackberry.
     1.15 “PCs” means x86 desktop, notebook or ultra-mobile personal computers.
     1.16 “PCTV Devices” means (a) computer cards and products that both (i) tune, demodulate, process (including encoding, decoding and enhancing audio and video data), record and/or display digital and analog broadcast television signals, and provide related services such as electronic program guides, and (ii) are included in a PC, or require a PC for operation, and (b) Software operating on such computer cards and integrated circuits to the extent necessary to provide the functionality described in clause (a)(i).
     1.17 “Retained Intellectual Property Rights” means the Intellectual Property Rights (other than trademarks and Patents) owned or Licensable by AMD or any of its Affiliates, that are not included in the Transferred Intellectual Property Rights, and that (a) are used in, necessary for or primarily related to the Business or (b) cover any of the Retained Technology. “Retained Intellectual Property Rights” do not include any of AMD’s Intellectual Property Rights in or to its semiconductor manufacturing Technology.
     1.18 “Retained Patents” means the claims of Patents owned or Licensable by AMD or any of its Affiliates (other than the Transferred Patents) that (a) without a license, would be infringed (or, with respect to patent applications, would be infringed if such patent application were to issue as a patent) by the design, development, use, manufacture, import, offer for sale, sale, maintenance, support or other disposal of any Current Business Product, Past Product or Roadmap Product or any Functional Block, including those Patents listed on Exhibit A, or (b) cover any of the Retained Technology; provided that, such Patents have a First Effective Filing Date on or before the Effective Date (including, for clarity, all continuations, continuations-in-part, divisionals, substitutions, reissues, reexaminations, and foreign counterparts that claim priority to any such Patents, regardless of when filed or issued).
     1.19 “Retained Technology” means all Technology owned or Licensable by AMD or any of its Affiliates (other than the Transferred Technology) that is used in, necessary for or primarily related to the Business or the Past Products, any Current Business Product, Roadmap Product or any Functional Block. “Retained Technology” includes the Technology specifically listed on Exhibit B. For the avoidance of doubt, “Retained Technology” does not include, except as specifically listed on Exhibit B, (w) any of AMD’s proprietary semiconductor manufacturing Technology; (x) any of the AMD Technology licensed under the IP Core License Agreement; (y) except as licensed under the IP Core License Agreement, any IP core, processor or product that operates as a [**] for use in [**]; or (z) any processor core or product that (A) is able to execute the object code of any AMD Processor, (B) substantially utilizes the instruction set of any AMD Processor, (C) has a programmer’s model that is substantially compatible with the programmer’s model of any AMD Processor, or (D) is a chipset (Northbridge/Southbridge) for use with any AMD Processor.
     1.20 “Third Party” means any person or entity other than AMD or Broadcom or any Affiliate of AMD or Broadcom.
     1.21 “Transferred Intellectual Property Rights” means the Intellectual Property Rights (other than trademarks and Patents) transferred by AMD or its Subsidiaries to Broadcom or its Subsidiaries pursuant to the APA.
     1.22 “Transferred Patents” means those Patents transferred by AMD or its Subsidiaries to Broadcom or its Subsidiaries pursuant to the APA.
     1.23 “Transferred Technology” means the Technology transferred by AMD or its Subsidiaries to Broadcom or its Subsidiaries in accordance with the APA.

2. LICENSES
     2.1 Licenses to Broadcom.
          (a) AMD and its Affiliates hereby grant to Broadcom and its Subsidiaries a perpetual, irrevocable, non-exclusive, worldwide, fully-paid, royalty-free, non-transferable (except for certain assignments as provided in Section 9.3 (Assignment)) license under the Retained Patents, without right of sublicense, to design, develop, use, make, have made, import, export, offer to sell, sell, support, maintain and otherwise dispose of:
               (i) any Current Business Product, Past Product, Roadmap Product, Functional Block or Derivative, or
               (ii) any combination of the items described in clause (i) with each other or with new or additional technology, but only to the extent of the items described in clause (i) and not to any new or additional functionality added to such items (other than Technology which Broadcom is permitted to use or develop pursuant to the IP Core License Agreement; provided, however, that use or development of such Technology is done in accordance with and remains subject to the restrictions set forth in the IP Core License Agreement) or to the remainder of any device or product in which such items may be incorporated.
For the avoidance of doubt, the restriction on sublicensing set forth above shall not be interpreted to limit the sublicense rights granted under Section 2.1(b) below; i.e., if a permitted sublicensee’s exercise of its permitted sublicensed rights with respect to the Retained Technology would necessarily infringe a Retained Patent(s), then Broadcom is permitted to grant a sublicense under such Retained Patents solely to the extent necessary to enable such sublicensee of such Retained Technology to exercise its permitted sublicense rights in accordance with Section 2.1(b).
          (b) AMD and its Affiliates hereby grant to Broadcom and its Subsidiaries (i) under the Retained Intellectual Property Rights, and (ii) to the Retained Technology, a perpetual, irrevocable, worldwide, fully-paid, royalty-free, non-transferable (except for certain assignments as provided in Section 9.3 (Assignment)) license, with right of sublicense (but without further right of sublicense by such sublicensee except to end users of products, solely as necessary for such end users to use such products), to use, reproduce, modify, make derivative works of, distribute and otherwise exploit the Retained Technology, to design, develop, use, make, have made, import, export, offer to sell, sell, support, maintain and otherwise dispose of products and to provide services. Such license shall be (A) exclusive within the Broadcom Exclusive Field (even as to AMD and its Affiliates), effective as of the Effective Date and for three (3) years thereafter, and non-exclusive within the Broadcom Exclusive Field effective after the third (3rd) anniversary of the Effective Date, (B) non-exclusive within the AMD Exclusive Field, effective only after the third (3rd) anniversary of the Effective Date, and (C) non-exclusive in all fields, other than the Broadcom Exclusive Field and the AMD Exclusive Field, effective as of the Effective Date.
          (c) The “have made” rights refer only to third party manufacturers or other service providers solely for purposes of having products designed and/or made on Broadcom’s or its Subsidiaries’ behalf and not to design and/or make products of their own design or products made based upon the designs of Third Parties.
          (d) Broadcom shall have the exclusive right, but not the obligation, to enforce and protect the Retained Intellectual Property Rights and Retained Technology against infringement or misappropriation in the Broadcom Exclusive Field arising during the three (3) year period after the Effective Date and may bring and pursue an action to so enforce and protect such rights during or after such three (3) year period. AMD, or its Affiliate, shall join as a party to any action brought by Broadcom pursuant to such right, at Broadcom’s request and at Broadcom’s expense (including for all reasonable attorneys’ fees and costs of AMD or AMD’s Affiliates), in the event that an adverse party asserts, the court rules or other laws then applicable provide, or Broadcom determines in good faith, that a court lacks jurisdiction based on such AMD’s or such Affiliate’s absence as a party in such action. If Broadcom lacks standing to bring such an action in any jurisdiction, Broadcom shall have the right to direct AMD or its Affiliate to initiate legal action to enforce the Retained Intellectual Property Rights and Retained Technology, in accordance with Broadcom’s reasonable instructions and AMD or such Affiliate, as applicable, shall initiate and pursue such action in accordance with Broadcom’s instructions and at Broadcom’s expense (including for all reasonable attorneys’ fees and costs of AMD or AMD’s Affiliates). Broadcom shall retain or receive all recoveries obtained by either party or their Affiliates from any action or settlement of any claim or action, brought pursuant to this Section 2.1(d). Broadcom shall indemnify and hold AMD and AMD’s Affiliates harmless from and against any liabilities, losses, damages, costs and expenses, including reasonable attorneys’ fees and costs, incurred by AMD and its Affiliates, and to promptly reimburse AMD and its Affiliates for any such liabilities, losses, damages, costs and expenses, which are incurred by AMD and its Affiliates, resulting from any actions undertaken by AMD and its Affiliates requested by Broadcom pursuant to this Section 2.1(d); provided, however, that Broadcom’s indemnification obligation hereunder (i) shall be subject to, and shall not supersede in any way, AMD’s obligation to indemnify Broadcom pursuant to the APA and Broadcom shall have no obligation to indemnify AMD hereunder for any liability, loss, damage, cost or expense which is subject to AMD’s obligation to indemnify Broadcom pursuant to the APA; and (ii) is conditioned upon: (A) AMD providing Broadcom with prompt written notice of any such liabilities, losses, damages, costs and expenses, or any Third Party claim which could give rise to such liabilities, losses, damages, costs and expenses; (B) Broadcom having sole control and authority with respect to the defense and settlement of any such claim; and (C) AMD reasonably cooperating with Broadcom in the defense of any such claim.
          (e) Broadcom shall not use or hire others to use or analyze any Retained Technology that is not otherwise publicly available for the purposes of determining if any features, functions or processes provided by the Retained Technology are covered by any patents or patent applications owned by Broadcom and then use that analysis to assert patent infringement claims against AMD.
     2.2 License to AMD.
          (a) Subject to the non-competition terms in Section 5.10(a) of the APA, Broadcom and its Affiliates grant to AMD and AMD’s Subsidiaries under the Transferred Patents, a perpetual, irrevocable, non-exclusive, worldwide, fully-paid, royalty-free, non-

transferable (except for certain assignments as provided in Section 9.3 (Assignment)) license, without right of sublicense, to use, make, have made, import, support, maintain, offer to sell, sell, and otherwise dispose of products (other than Current Business Products, Past Products and the Roadmap Products). For the avoidance of doubt, the restriction on sublicensing set forth above shall not be interpreted to limit the sublicense rights granted under Section 2.2(b) below; i.e., if a permitted sublicensee’s exercise of its permitted sublicensed rights with respect to the Transferred Technology would necessarily infringe a Transferred Patent(s), then AMD is permitted to grant a sublicense under such Transferred Patents solely to the extent necessary to enable such sublicensee of such Transferred Technology to exercise its permitted sublicense rights in accordance with Section 2.2(b).
          (b) Subject to the non-competition terms in Section 5.10(a) of the APA, Broadcom and its Affiliates grant to AMD and AMD’s Subsidiaries (i) under the Transferred Intellectual Property Rights (other than any Transferred Intellectual Property Rights covering the Excluded Technology), and (ii) to the Transferred Technology (other than the Excluded Technology), a perpetual, irrevocable, non-exclusive, worldwide, fully-paid, royalty-free, non-transferable (except for certain assignments as provided in Section 9.3 (Assignment)) license, with right of sublicense (in accordance with Section 2.2(e)), to use, reproduce, modify, make derivative works of, and distribute the Transferred Technology (other than the Excluded Technology), to design, develop, use, make, have made, import, export, offer to sell, sell, support, maintain and otherwise dispose of products and to provide services, in each case other than in the Broadcom Exclusive Field.
          (c) The “have made” rights refer only to third party manufacturers or other service providers solely for purposes of having products designed or made on AMD’s or its Subsidiaries’ behalf and not to design or make products of their own design or products made based upon the designs of Third Parties.
          (d) AMD shall not use or hire others to use or analyze any Transferred Technology that is not otherwise publicly available for the purposes of determining if any features, functions or processes provided by the Transferred Technology are covered by any patents or patent applications owned by AMD and then use that analysis to assert patent infringement claims against Broadcom.
          (e) AMD and its Subsidiaries may only sublicense any of the rights granted under the Transferred Intellectual Property Rights and to the Transferred Technology to the following (without any further right of sublicense):
(i)	any independent contractor or other Third Party service provider, solely as necessary to enable such Third Party to provide services to or on behalf of AMD or its Sublicensee, as applicable;

(ii)	AMD’s and its Subsidiaries’ OEMs and other customers solely as necessary to (A) facilitate collaborative development with AMD or such AMD Subsidiary, as applicable, of products that incorporate AMD products or components that AMD or its Subsidiaries are commercializing or intending to commercialize, as well as the manufacture, sale and support of any such resulting products; (B) fulfill technology escrow rights to the extent required to secure business with customers and consistent with escrow requirements applied to the Intellectual Property Rights and Technology of AMD or its Subsidiary in the same products or technology, if applicable; (C) fulfill second source rights to customers with respect to a single Third Party for each such customer or product (in non-Source Code form and only for products which are created by AMD or such Subsidiary using the Transferred Technology as permitted under this Agreement), solely to the extent required to secure business with such customer and consistent with the second source requirements applied to the other products of AMD or such Subsidiary, if applicable, sold to such customer; or

(iii)	end users of products, solely as necessary for such end users to use such products.
     2.3 No Other Licenses and Rights. Except as expressly provided in this Section 2, no other license or right is granted to the parties under this Agreement, whether expressly or by implication, estoppel, statute or otherwise.
3. OWNERSHIP
     3.1 By AMD. As between the parties, AMD will retain all right, title and interest, including all Intellectual Property Rights, in and to the Retained Technology, in and to any Improvements to the Retained Technology made by or for AMD or its Affiliates, and in and to any Improvements to the Transferred Technology made by or for AMD or its Subsidiaries in the exercise of the licenses granted to AMD and its Subsidiaries hereunder, subject only to (a) the ownership of Broadcom and its Affiliates in the underlying Transferred Technology, Transferred Patents and Transferred Intellectual Property Rights, (b) the licenses granted hereunder and (c) the non-competition terms agreed to by AMD pursuant to the APA. Unless otherwise agreed by the parties in writing, AMD shall have no obligation to disclose or license to Broadcom any Improvements to the Transferred Technology or to the Retained Technology, or to any Intellectual Property Rights in, or to any Improvements to, the Transferred Technology or the Retained Technology, made by or for AMD or its Affiliates.
     3.2 By Broadcom. As between the parties, Broadcom will retain all right, title and interest, including all Intellectual Property Rights, in and to the Transferred Technology, in and to any Improvements to the Transferred Technology made by or for Broadcom or its Affiliates, and in and to any Improvements to any of the Retained Technology hereunder made by or for Broadcom or its Subsidiaries in the exercise of the licenses granted to Broadcom and its Subsidiaries hereunder, subject only to (a) the ownership of AMD and its Affiliates in the underlying Retained Technology, Retained Patents and Retained Intellectual Property Rights and (b) the licenses granted hereunder. Unless otherwise agreed by the parties in writing, Broadcom has no obligation to disclose or license to AMD any Improvements to the Transferred Technology or to the Retained Technology, or to any Intellectual Property Rights in, or to any

Improvements to, the Transferred Technology or the Retained Technology, made by or for Broadcom or its Affiliates.
4. DISCLAIMER
     4.1 Disclaimer of Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THE APA, (a) THE PARTIES ACKNOWLEDGE AND AGREE THAT ALL TECHNOLOGY PROVIDED HEREUNDER, AND ALL INTELLECTUAL PROPERTY RIGHTS LICENSED HEREUNDER, ARE PROVIDED “AS IS,” WITHOUT ANY WARRANTY OF ANY KIND; AND (b) WITHOUT LIMITING THE FOREGOING, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY REGARDING THE TECHNOLOGY OR INTELLECTUAL PROPERTY RIGHTS LICENSED UNDER THIS AGREEMENT, AND EACH HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF ANY KIND, WHETHER EXPRESS, IMPLIED OR STATUTORY, REGARDING THE INTELLECTUAL PROPERTY AND TECHNOLOGY LICENSED HEREUNDER, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, ENFORCEABILITY OR NON-INFRINGEMENT.
5. TERM; TERMINATION
     5.1 Term. The term of this Agreement is perpetual, with the licenses surviving as long as the applicable Intellectual Property Rights exist.
     5.2 Termination. This Agreement may only be terminated by express mutual written agreement of the parties in the form of an amendment to this Agreement.
6. ADDITIONAL OBLIGATIONS
     6.1 Additional Obligations with Regard to Patents.
          (a) Broadcom agrees, on behalf of itself and its Affiliates, to make reasonably available to AMD and its Affiliates, or their counsel, on reasonable advance written notice during normal business hours, inventors and other persons previously employed by AMD or its Affiliates, who are Continuing Employees and are employed by Broadcom or is Affiliates at the time of the request, for interviews or testimony to assist in good faith in further prosecution, maintenance, or litigation of all Retained Patents and Retained Intellectual Property Rights, including the signing of documents related thereto. Any reasonable attorneys’ fees and costs associated with such assistance shall be borne by AMD, expressly excluding the value of the time of such personnel for maintenance or prosecution, but, with respect to litigation, including the value of the time of such personnel, as well as reasonable attorneys’ fees associated with such personnel’s participation in litigation on behalf of AMD, as agreed upon in advance in writing by AMD and Broadcom in good faith.
          (b) AMD agrees, on behalf of itself and its Affiliates, to make reasonably available to Broadcom and its Affiliates, or their counsel, on reasonable advance written notice during normal business hours, inventors and other persons employed by AMD or its Affiliates at the time of the request, for interviews or testimony to assist in good faith in further prosecution, maintenance, or litigation of all Transferred Patents and Transferred Intellectual Property Rights, including the signing of documents related thereto. Any reasonable attorneys’ fees and costs associated with such assistance shall be borne by Broadcom, expressly excluding the value of the time of such personnel for maintenance or prosecution, but, with respect to litigation, including the value of the time of such personnel, as well as reasonable attorneys’ fees associated with such personnel’s participation in litigation on behalf of Broadcom, as agreed upon in advance in writing by AMD and Broadcom in good faith.
     6.2 No Other Obligation. Except as expressly set forth in Section 2.1(d), neither party shall have any obligation hereunder to institute or maintain any action or suit against third parties for infringement or misappropriation of any Intellectual Property Right in or to any Technology licensed to the other party hereunder, or to defend any action or suit brought by a Third Party that challenges or concerns the validity of any of such rights or that claims that any Technology licensed to the other party hereunder infringes or constitutes a misappropriation of any Intellectual Property Right of any Third Party.
     6.3 No Obligation to Obtain or Maintain Rights in Technology. Except as otherwise set forth herein, in the APA or any agreement or document referenced in the APA, no party shall be obligated under this Agreement to provide the other parties with any technical assistance or to furnish the other parties with, or obtain, any documents, materials or other information or Technology.
     6.4 No Obligation to Obtain Or Maintain Patents. No party is obligated to (i) file any patent application, or to secure any patent or patent rights or (ii) to maintain any patent in force.
7. CONFIDENTIALITY
     7.1 Restrictions on Use of Confidential Information. All Confidential Information shall not be distributed, disclosed, or disseminated in any way or form by the receiving party to anyone except its own, and its Affiliates’ and permitted sublicensees’, employees, contractors, customers and business partners who have a reasonable need to know such Confidential Information and who have been advised of the confidential nature and required to observe the terms and conditions hereof or of terms substantially similar to these confidentiality provisions; nor shall Confidential Information be used by the receiving party for its own purpose, except for the purposes of exercising its rights or fulfilling its obligations under this Agreement or any permitted sublicense. The recipient shall treat all of the disclosing party’s Confidential Information with the same degree of care as the recipient accords to recipient’s own Confidential Information, but not less than reasonable care. The recipient shall immediately give notice to the disclosing party of any unauthorized use or disclosure of disclosing party’s Confidential Information. The recipient shall assist the disclosing party in remedying any such unauthorized use or disclosure of the disclosing party’s Confidential Information. AMD agrees that during the three (3) year period in which Broadcom is granted an exclusive license under Section 2.1(b) above, AMD and its Affiliates will not publicly disclose the Retained Technology in a manner that would result in a loss of trade secret status for the material trade secret aspects of the [**] as of the Effective Date for Broadcom’s use of the [**] in accordance with the license rights Broadcom receives to such Retained Technology under Section 2.1(b). Notwithstanding the foregoing, AMD or its Affiliates may publish a non-confidential programming guide that details registers and microcode APIs applicable to the [**] so that developers may develop drivers and other applicable software to configure their devices and access those of AMD’s or its Affiliates’ products, the design, development, use, manufacture, having manufactured, importation, export, offering to sell, sale, support, maintenance or other disposal of which do not violate any exclusive license granted to Broadcom hereunder.
     7.2 Exceptions. The obligation not to disclose information under Section 7.1 hereof shall not apply to information that, as of the Effective Date or thereafter, (a) was in the public domain or otherwise publicly known at or subsequent to the time such Confidential Information was communicated to recipient by the disclosing party through no fault of the recipient; (b) other than with respect to Transferred Technology, was rightfully in the recipient’s possession free of any obligation of confidence at or subsequent to the time such Confidential Information was communicated to the recipient by the disclosing party; (c) was developed by employees or agents of the recipient independently of and without reference to any of the disclosing party’s Confidential Information; or (d) was communicated by the disclosing party to a Third Party free of any obligation of confidence.
     7.3 Confidentiality of Agreement and Permitted Disclosures. Except as expressly provided herein, each party agrees that the terms and conditions of this Agreement shall be treated as confidential and that neither party will disclose the terms or conditions of this Agreement to any third party without the prior written consent of the other party, provided, however, that each party may disclose the terms and conditions of this Agreement and the other party’s Confidential Information to the extent necessary: (a) as required by any court or other governmental body; (b) as otherwise required by law (including the rules and regulations of any stock exchange) or expressly permitted under this Agreement; (c) in confidence to such party’s legal counsel, accountants, and other professional advisors; (d) in confidence, to banks, investors and other financing sources and their advisors; (e) in connection with the enforcement of this Agreement or exercise of rights under this Agreement; or (f) in confidence, in connection with an actual or prospective merger or acquisition or similar transaction. With respect to disclosure required by a court, governmental order or otherwise required by law, the party required to so disclose shall (i) to the extent not prohibited, provide prior notification of such impending disclosure to the other party, (ii) use all reasonable efforts to preserve the confidentiality of the terms of this Agreement in complying with such required disclosure, including obtaining a protective order to the extent reasonably possible, and (iii) not be relieved of its obligation of confidentiality and non-use of such disclosed information for any other purpose. Further, all other individuals and/or entities receiving Confidential Information pursuant to subsections (c) through (f) must have signed a written non-disclosure agreement protecting the Confidential Information in accordance with terms in this Agreement, or with respect to attorneys and other professional advisors, be bound by ethical obligations to protect the Confidential Information.
     7.4 Duration. The obligations of the parties set forth in this Section 7 with respect to the protection of Confidential Information shall remain in effect for five (5) years after (a) the Effective Date, with respect to Confidential Information of one party that is known to or in the possession of the other party as of the Effective Date, or (b) the date of disclosure, with respect to Confidential Information that is disclosed by the one party to the other party after the Effective Date, provided, however, that the obligations of the parties set forth in this Section 7 with respect to the protection of Confidential Information that is Source Code or that otherwise constitutes or is treated as of the Effective Date by the disclosing party as a trade secret shall remain in effect perpetually, subject only to the exceptions in Section 7.2.
8. LIMITATION OF LIABILITY
TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, AND EXCEPT FOR BREACHES OF CONFIDENTIALITY OBLIGATIONS, OR BREACHES OF LICENSE OR FIELD RESTRICTIONS, IN NO EVENT SHALL A PARTY BE LIABLE UNDER THIS AGREEMENT TO THE OTHER PARTY OR TO ANY PARTY CLAIMING THROUGH OR UNDER ANOTHER PARTY, FOR ANY LOST PROFITS, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, WHETHER IN AN ACTION IN CONTRACT, TORT (INCLUDING STRICT LIABILITY), BASED ON A WARRANTY, OR OTHERWISE, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.
9. MISCELLANEOUS PROVISIONS
     9.1 Governing Law; Venue. This Agreement and any disputes hereunder shall be governed by and construed in accordance with the domestic laws of the State of California, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of California or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of California. Any dispute, claim or controversy arising out of this Agreement shall be submitted to the exclusive jurisdiction and venue in the federal and state courts located in and serving Santa Clara County, California. Notwithstanding the foregoing, in the event that any dispute, claim or controversy arising out of this Agreement also involves a dispute, claim or controversy arising out of the APA, the governing law and dispute resolution provisions of the APA shall govern all such disputes, claims and controversies.
     9.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by telecopy with answer back, by express or overnight mail delivered by a nationally recognized air courier (delivery charges prepaid), by registered or certified mail (postage prepaid, return receipt requested) or by e-mail with receipt confirmed by return e-mail to the respective parties as follows:
     if to AMD:
Advanced Micro Devices, Inc.
7171 Southwest Parkway
Austin, Texas 78735
Attention: General Counsel
Fax: (512) 602-4999

     if to Broadcom:
Broadcom Corporation
5300 California Ave.
Irvine, California 92617
Attention: General Counsel
Fax: (949) 926-9244
or to such other address as the party to whom notice is given may have previously furnished to the other in writing in the manner set forth above. Any notice or communication delivered in person shall be deemed effective on delivery. Any notice or communication sent by e-mail, telecopy or by air courier shall be deemed effective on the first Business Day following the day on which such notice or communication was sent. Any notice or communication sent by registered or certified mail shall be deemed effective on the third Business Day following the day on which such notice or communication was mailed.
     9.3 Assignment. In addition to the sublicense rights enumerated in Section 2.1 and Section 2.2, in the event of a sale of any portion of the business of either party that utilizes the license granted hereby, either party may grant sublicenses to the purchaser of such portion of the business (including as to AMD, AMD’s handheld business unit) to be used by such purchaser solely in connection with the business sold to the purchaser and not for any other business. No party may, directly or indirectly, in whole or in part, whether voluntarily or involuntarily or by operation of law or otherwise, assign or transfer this Agreement and the rights granted to it hereunder without the other party’s prior written consent, which consent may be granted or refused at the other party’s sole discretion. Notwithstanding the foregoing, either party may assign this Agreement and the rights granted to it hereunder, subject to its obligations, to a successor in interest, without the consent of the other party, upon any merger, acquisition, reorganization, change of control, or sale of all or substantially all of the assets or business of such party or the sale of all or substantially all of the assets or the business related to the Intellectual Property Rights and Technology licensed to such party under this Agreement, to be used by the successor solely in connection with the business sold to the successor and not for any other business. Any assignment in violation of this Section shall be null and void from the beginning, and shall be deemed a material breach of this Agreement. AMD shall not assign, transfer or otherwise divest any right, title or interest in or to Retained Technology, Retained Intellectual Property Rights or Retained Patents unless (a) such assignment, transfer or other divestiture is subject to all of the rights granted to Broadcom under this Agreement, and (b) the Person(s) to whom such right, title or interest is transferred is informed in writing, on or before the effectiveness of such assignment, transfer or divestiture, of the rights granted to Broadcom under this Agreement.
     9.4 Relationship Between Parties. Broadcom and AMD shall at all times and for all purposes be deemed to be independent contractors and neither party, its Affiliates, nor either party’s or its Affiliates’ employees, representatives, subcontractors or agents, shall have the right or power to bind the other party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between Broadcom and AMD or either party’s or its Affiliates’ employees, representatives, subcontractors or agents.

     9.5 Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of Broadcom and its Subsidiaries, on the one hand, and AMD and its Subsidiaries, on the other hand. It is not the intention of the parties to confer third-party beneficiary rights upon any other person or entity, and this Agreement does not (shall not be construed to) confer any right or cause of action in, upon or on behalf of any other person or entity, and no person or entity (including any of employee or former employee of any of the parties) other than Broadcom or its Subsidiaries and AMD or its Subsidiaries shall be entitled to rely on any provision of this Agreement in any action proceeding, hearing or other forum.
     9.6 Severability. In the event that any clause, sub-clause or other provision contained in this Agreement shall be determined by any competent authority to be invalid, unlawful or unenforceable to any extent, such clause, sub-clause or other provision shall to that extent be severed from the remaining clauses and provisions, or the remaining part of the clause in question, which shall continue to be valid and enforceable to the fullest extent permitted by law.
     9.7 No Waiver; Remedies Cumulative. Failure or neglect by a party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such party’s rights to take subsequent action. All rights and remedies conferred under this Agreement or by any other instrument or law shall be cumulative and may be exercised singularly or concurrently.
     9.8 Amendment. Any term of this Agreement may be amended, modified, rescinded, canceled or waived, in whole or in part, only by a written instrument signed by each of the parties’ authorized representatives or their respective permitted successors and assigns. Any amendment or waiver effected in accordance with this Section shall be binding upon the parties and their respective successors and assigns.
     9.9 Counterparts. This Agreement may be executed in two or more counterparts, all of which, taken together, shall be considered to be one and the same instrument.
     9.10 Headings; Construction. The headings to the clauses, sub-clauses and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion.
     9.11 Entire Agreement. With the exception of the APA and the Ancillary Agreements, this Agreement (including its Exhibits, each of which are incorporated herein by this reference) supersedes any arrangements, understandings, promises or agreements made or existing between the parties hereto prior to or simultaneously with this Agreement with respect to the subject matter hereof and thereof and constitutes the entire understanding between the parties hereto with respect to the subject matter hereof, except for the Project Addendum and Exclusivity Agreement, which shall continue as set forth in Section 5.2 of the APA.
     9.12 Statement of Intent With Respect to Bankruptcy. Each party’s rights under this Agreement are perpetual, irrevocable, and nonexecutory, notwithstanding any other provision of this Agreement or any other contract, and to the maximum extent permitted by applicable law. In the event of the commencement of a bankruptcy proceeding by or against a party, the license grant to the other party in Article 2 shall continue in full force and effect. Under no circumstances shall the other party’s exercise of the rights granted to it in Article 2 ever be construed as an infringement of the licensor party’s rights in the Retained Patents, the Retained Intellectual Property Rights, the Retained Technology, the Transferred Patents, the Transferred Intellectual Property Rights or the Transferred Technology, as applicable. In the event that a bankruptcy court or other court of competent jurisdiction ever determines by final judgment that this Agreement is executory, despite every intention and effort by the parties to negotiate and document nonexecutory rights for the other party, and without implying any acceptance of the rejected concept that it is legally impossible to create such a nonexecutory license for Intellectual Property Rights or Technology, all rights and licenses granted under or pursuant to this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code and the APA is an agreement “supplemental to” this license. Furthermore, in such an event, the parties agree that each party, as a licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code and other applicable law, including any right by such party to specific performance of this Agreement, since each party acknowledges and agrees that the Retained Patents, Retained Intellectual Property Rights, Retained Technology, Transferred Patents, Transferred Intellectual Property Rights and Transferred Technology are unique and that rejection of the license will cause the other party irreparable harm for which its legal remedies are inadequate; provided, however, nothing herein shall be deemed to constitute a present exercise of such rights and elections.
     9.13 Export. In recognition of U.S. and non-U.S. export control laws and regulations, each party agrees that it will not export, or transfer for the purpose of re-export, any product, technical data received hereunder or any product produced by use of such technical data, including processes and services, (each, an “Exported Product”), in violation of any U.S. or non-US regulation, treaty, executive order, law, statute, amendment or supplement thereto. Further, neither party will export an Exported Product to any prohibited or embargoed country or to any denied, blocked, or designated person or entity as mentioned in any such U.S. or non-US regulation, treaty, executive order, law, statute, amendment or supplement thereto.
[Balance of page intentionally left blank.]

IN WITNESS WHEREOF, the parties have signed this Intellectual Property Cross-License Agreement effective as of the Effective Date.

ADVANCED MICRO DEVICES, INC.
By:	/s/ Harry A. Wolin
	Name:	Harry A. Wolin
	Title:	Sr. Vice President, General Counsel & Secretary

SIGNATURE PAGE TO IP CROSS LICENSE

BROADCOM CORPORATION
By:	/s/ Scott A. McGregor
	Name:	Scott A. McGregor
	Title:	President and Chief Executive Officer

SIGNATURE PAGE TO IP CROSS LICENSE

EXHIBIT A
LIST OF MATERIAL RETAINED PATENTS

		Application	Filing	Publication /	Publication /
Title	Country	No.	Date	Patent No.	Issue Date
[**]	[**]	[**]	[**]	[**]	[**]
Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
A total of 6 pages have been omitted pursuant to a request for confidential treatment.
[**]

A-1

EXHIBIT B
LIST OF MATERIAL RETAINED TECHNOLOGY
Confidential Materials omitted and filed separately with the Securities and Exchange Commission.
A total of 4 pages have been omitted pursuant to a request for confidential treatment.
[**]

B-1

EXHIBIT C
EXCLUDED TECHNOLOGY
[**]

C-1